                                                                 Exhibit (g)(vi)

                                   2516-00-00

            AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE TERM AGREEMENT

                                     between

                     SECURITY EQUITY LIFE INSURANCE COMPANY
                     (hereinafter called the CEDING COMPANY)
                                ARMONK, NEW YORK

                                       and

                             RGA REINSURANCE COMPANY
                           (hereinafter called RGA RE)
                               St. Louis, Missouri

                   THIS AGREEMENT IS EFFECTIVE AUGUST 1, 1996

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

                                TABLE OF CONTENTS

ARTICLE                                                                    PAGE
-------                                                                    ----
    I     AUTOMATIC COVERAGE                                                1

   II     FACULTATIVE PROVISIONS                                            2

  III     YEARLY RENEWABLE TERM PREMIUMS                                    3

   IV     SELF ADMINISTRATION                                               4

    V     DAC TAX REGULATIONS                                               6

   VI     ERRORS AND OMISSIONS                                              7

  VII     EXPENSE OF ORIGINAL POLICY                                        8

 VIII     CHANGES IN RETENTION AND RECAPTURE PRIVILEGES                     9

   IX     TERMINATIONS AND REDUCTIONS                                      10

    X     REINSTATEMENT, EXCHANGES, EXTENDED TERM AND
          REDUCED PAID-UP INSURANCE, CONVERSIONS                           11

   XI     LIABILITY                                                        13

  XII     CLAIMS                                                           14

 XIII     ARBITRATION                                                      15

  XVI     INSOLVENCY                                                       16

   XV     RIGHT TO INSPECT                                                 17

  XVI     DURATION OF AGREEMENT                                            18

 XVII     BACKDATING POLICIES                                              19

XVIII     INCREASING NET AMOUNT AT RISK POLICIES AND RIDERS                20

  XIX     EXECUTION OF AGREEMENT                                           21

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

EXHIBIT

A      RETENTION SCHEDULE

B      POLICY PLANS REINSURED

C      PREMIUMS

D      LIMITS

E      STATEMENT SPECIFICATIONS

F      SAMPLE POLICY EXHIBIT

G      GUARANTEED ISSUE GUIDELINES

H      GUARANTEED ISSUE FACULTATIVE SUBMISSION FORM

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

Reinsurance required by the CEDING COMPANY will be assumed by RGA RE as described in the terms of this Agreement

This reinsurance agreement constitutes the entire agreement between the parties with respect to the business being reinsured hereunder and there are no understandings between the parties other than as expressed in this agreement.

Any change or modification to this agreement is null and void unless made by written amendment to this agreement and signed by both parties.

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                                    ARTICLE I

                               AUTOMATIC COVERAGE

A. Reinsurance hereunder will be ceded automatically by the CEDING COMPANY as shown in Exhibit D.

B. The CEDING COMPANY will cede and RGA RE will automatically accept reinsurance if all of the following conditions are met for each life:

         1. The CEDING COMPANY has retained its limit of retention as shown in Exhibit A.

         2. The amount does not exceed the automatic binding limits shown in Exhibit D.

         3. The amount per issue does not exceed the Issue Limit shown in Exhibit D.

         4. If the polices are issued on a guaranteed or simplified issue basis they must meet the parameters listed in Exhibit G.

         5. The CEDING COMPANY has not made facultative application for reinsurance of the current amount on the same life to RGA RE or any other reinsurer.

         6.       The plan is listed in Exhibit B.

         7. The risk is a resident of the United States, Canada, Puerto Rico or Guam.

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                                       1

                                   ARTICLE II

                             FACULTATIVE PROVISIONS

A. The CEDING COMPANY will submit any group or case facultatively which is not covered under the Automatic provisions of Article I.

B. The CEDING COMPANY will send copies of all information pertinent to the insurability of the risk.

C. The CEDING COMPANY will also notify RGA RE of any additional information requested or received after the initial request for reinsurance is made. For policies which contain automatic increase provisions, the CEDING COMPANY will inform RGA RE of the initial and ultimate risk amounts for which reinsurance is being requested.

D. RGA RE will complete a GI Facultative Submission Form (Exhibit H) for Guarantee Issue and Simplified Issue and return it to the CEDING COMPANY to indicate its acceptance or rejection of participation.

E. On a timely basis, RGA RE will submit a written decision. In no case will RGA RE'S offer on facultative submissions be open after 120 days have elapsed from the date of RGA RE'S offer to participate in the risk. Acceptance of the offer and delivery of the policy according to the rules of the CEDING COMPANY must occur within 120 days of the final reinsurance offer. Unless RGA RE explicitly states in writing that the final offer is extended, the offer will be automatically withdrawn at the end of day 120.

E. RGA RE will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement for risks on a facultative basis.

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                                       2

                                  ARTICLE III

                         YEARLY RENEWABLE TERM PREMIUMS

A. Plans of insurance listed in Exhibit B will be reinsured on the yearly renewable term basis with RGA RE participating only in mortality risks (not cash values, loans, dividends or other features specific to permanent policies). The mortality risk shall be the net amount at risk on that portion of the policy which is reinsured with RGA RE.

B. Premiums for Life Reinsurance and reinsurance of Supplemental Benefits will be based on the rates, pay percentages and allowances described in Exhibit C.

C. Premiums will be increased by any flat extra premium charged the insured on the face amount initially reinsured.

D.       There will be no premium tax reimbursement.

E. The Life Reinsurance rates contained in this Agreement are guaranteed for one year, and RGA RE anticipates continuing to accept premiums on the basis of these rates indefinitely. If RGA RE deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for annually renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

F. The death benefit of the policy to which this endorsement is attached will, if necessary, be adjusted to meet the cash value accumulation test as defined in Section 7702 (b) of the Internal Revenue Code or any applicable successor. If the application of the cash value accumulation test causes the net amount at risk (as defined in the contract) to exceed 150% of the face amount, as of the date of the application of the cash value accumulation test, we will distribute cash value to you. The amount of the distribution will be the amount such that the net amount at risk after the distribution and application of the cash value accumulation test will equal 150% of the face amount on that date.

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                                       3

                                   ARTICLE IV

                               SELF ADMINISTRATION

A. The CEDING COMPANY will administer the records for the reinsurance ceded to RGA RE under this agreement. The CEDING COMPANY will furnish quarterly statements to RGA RE which contain the following information:

         1. A list of all premiums due for the current quarter, identifying each policy and explaining the reasons for each premium payment.

         2. Premium subtotals adequate for RGA RE to use for its premium accounting including first year, renewal year, automatic and facultative totals.

         3. New business, terminations and changes for the current quarter will be identified on the billing report. For new business and changes, the CEDING COMPANY must identify the reinsurance agreement and provide information adequate for RGA RE to establish reserves, check retention limits and check premium calculations.

         4. Totals for inforce, new business, changes and each type of termination, as of the end of the quarter. "Totals" refer to the number of policies reinsured and the net amount at risk reinsured. See sample Policy Exhibit in Exhibit F.

         In addition, the CEDING COMPANY must provide RGA RE with an inforce listing of reinsured business at least once a year. This inforce listing must contain information adequate for RGA RE to audit its inforce records. (See Exhibit E.)

B. If the CEDING COMPANY chooses to report its reinsurance transactions via electronic media, the CEDING COMPANY shall consult with RGA RE to determine the appropriate reporting format. Should the CEDING COMPANY subsequently desire to make changes in the data format or the code structure, the CEDING COMPANY shall communicate such changes to RGA RE prior to the use of such changes in reports to RGA RE.

C. The quarterly statements shall be furnished to RGA RE within sixty days following the close of each quarter and will be accompanied by payment of any net amount due RGA RE. All premiums not paid within sixty (60) days of the due date, defined as each policy's 12-month anniversary, will be in default.

D.       Premiums are payable annually in advance.

E. RGA RE reserves the right to charge interest at the Prime Rate plus 2% as stated in the Wall Street Journal on January 1 prior to the due date of the premium when:

         1. Renewal premiums are not paid within sixty (60) days of the due date.

         2. Premiums for new business are not paid within one hundred twenty (120) days of the date the policy is issued.

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                                       4

                                   ARTICLE IV

F. RGA RE will have the right to terminate this Agreement for those policies where premiums are in default by giving ninety (90) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety (90) day notice period, RGA RE'S liability for all risks for which premiums are in default which are reinsured under this agreement will terminate. The first day of the ninety (90) day notice of the termination period, resulting from default as described in Section C of this Article, will be the day the notice is received in the mail by the CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY. If all premiums in default are received within the ninety (90) day time period, the Agreement will remain in effect.

G. Payments between the CEDING COMPANY and RGA RE may be paid net of any amount due and unpaid under all reinsurance agreements between both parties.

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                                       5

                                    ARTICLE V

                               DAC TAX REGULATIONS

The CEDING COMPANY and RGA RE hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under
Section 848 of the Internal Revenue Code of 1986, as amended.

1. The term "party" will refer to either the CEDING COMPANY or RGA RE as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulation Section 1.848-2 in effect as of December 29, 1992. The term "net consideration" will refer to net consideration as defined in Treasury Regulation Section 1.848-2(f).

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRS Section 848(c)(1).

4. The CEDING COMPANY and RGA RE agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The CEDING COMPANY and RGA RE also agree to exchange information which may be otherwise required by the IRS.

5. The CEDING COMPANY will submit a schedule to RGA RE by June 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

6. RGA RE may contest such calculation by providing an alternative calculation to the CEDING COMPANY in writing. If RGA RE does not so notify the CEDING COMPANY, RGA RE will report the net consideration as determined by the CEDING COMPANY in RGA RE'S tax return for the previous calendar year.

7. If RGA RE contests the CEDING COMPANY'S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount. If the CEDING COMPANY and RGA RE reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year. If the CEDING COMPANY and RGA RE fail to reach agreement on an amount of net consideration, each party may choose to report their own determination of net consideration on their respective tax returns.

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                                       6

                                   ARTICLE VI

                              ERRORS AND OMISSIONS

It is expressly understood and agreed that if failure to comply with any terms of this Agreement is hereby shown to be unintentional or the result of misunderstanding, error or oversight on the part of either the CEDING COMPANY or RGA RE, both the CEDING COMPANY and RGA RE shall be restored to the position they would have occupied had no such misunderstanding, error or oversight occurred, subject always to the correction of the misunderstanding, error or oversight.

It is expressly understood and agreed this Article shall apply to both automatic cessions under the provisions of Article I and the facultative cessions under the provisions of Article II.

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                                       7

                                   ARTICLE VII

                           EXPENSE OF ORIGINAL POLICY

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

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                                       8

                                  ARTICLE VIII

                  CHANGES IN RETENTION AND RECAPTURE PRIVILEGES

A. If, at any time, the CEDING COMPANY changes its existing retention limits, as shown in Exhibit A, written notice of the change will promptly be given to RGA RE.

B. The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

         1. The CEDING COMPANY will notify RGA RE of its intent to recapture at least thirty (30) days prior to any recaptures.

         2. No recapture will be made unless reinsurance under this agreement has been in force ten (10) years.

         3. Recapture will become effective on the policy anniversary date following notification of the company's intent to recapture.

         4. No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age and mortality rating at the time the policy was issued. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the CEDING COMPANY established special retention limits less than the CEDING COMPANY'S maximum retention limits for the plan, age and mortality rating at the time the policy was issued.

         5. If any reinsurance is recaptured, all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

         6. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance.

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                                       9

                                   ARTICLE IX

                            TERMINATIONS & REDUCTIONS

Terminations or reductions will take place in accordance with the following rules, in order of priority:

         1. The CEDING COMPANY must maintain its initial or recaptured retention on the policy.

         2. Termination or reduction of a wholly reinsured policy will not affect other reinsurance in force.

         3. A termination or reduction on a wholly or partially retained case will cause an equal reduction in existing automatic reinsurance with the oldest policy being reduced first, provided the remaining active policies were underwritten after the underwriting of the terminated policy.

         4. If the policies are reinsured with multiple reinsurers, having the same policy dates, the reinsurance will be reduced by the ratio of the amount of reinsurance in each company to the total outstanding reinsurance on the risk involved.

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                                       10

                                    ARTICLE X

                     REINSTATEMENT, EXCHANGES, EXTENDED TERM
                   AND REDUCED PAID-UP INSURANCE, CONVERSIONS

A.       REINSTATEMENT

         Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the CEDING COMPANY may be automatically reinstated with RGA RE as long as the policy is reinstated in accordance with the terms and rules of the CEDING COMPANY. Any policy originally reinsured with RGA RE on a facultative basis which has been in a lapsed status (effective on the lapse effective date) for more than ninety (90) days must be submitted with underwriting requirements and approved by RGA RE before it is reinstated. The CEDING COMPANY will pay RGA RE YRT premiums based on the effective date of the reinstatement of such policies.

B.       EXCHANGES

         Exchanges will be reinsured under this Agreement if the original policy was reinsured with RGA RE; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with RGA RE immediately prior to the exchange. Premiums will be determined as follows:

         1. If any business covered under this Agreement is subsequently exchanged to any other plan reinsured by RGA RE, then such business shall be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being exchanged.

         2. If any business covered under this Agreement is subsequently exchanged to a plan that is not reinsured with RGA RE under a specific document, then such business shall be reinsured with RGA RE at the rates shown in Rate Table C-1. Rates will be determined at point in scale based on the original policy that is being exchanged.

         Exchanges will be reinsured under this Agreement where the original policy was reinsured with another Reinsurer not participating in the new plan of coverage in this treaty. In the event of reentry in accordance with the CEDING COMPANY'S rules, the new policy will be treated as new business and the YRT rates and pay percentages listed in this treaty will recommence at the first year.

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                                       11

                                    ARTICLE X

                     REINSTATEMENT, EXCHANGES, EXTENDED TERM
             AND REDUCED PAID-UP INSURANCE, CONVERSIONS (Continued)

C.       EXTENDED TERM AND REDUCED PAID-UP INSURANCE

         Changes as a result of extended term or reduced paid-up insurance will be handled like reductions.

D.       CONVERSIONS

         Conversions will be reinsured under this Agreement only if the original policy was reinsured with RGA RE; the amount of reinsurance under this Agreement will not exceed the amount of the reinsurance on the original policy with RGA RE immediately prior to the conversion. Premiums will be determined as follows:

         1. If any business covered under this Agreement is subsequently converted to any other plan reinsured by RGA RE, then such business shall be reinsured at the rates as shown in the Agreement covering the new plan. Rates and allowances or pay percentages applicable to the new plan will be determined at point in scale based on the original policy that is being converted.

         2. If any business covered under this Agreement is subsequently converted to a plan that is not reinsured with RGA RE under a specific document, then such business shall be reinsured with RGA RE at the rates shown in Rate Table C-1. Rates will be determined at point in scale based on the original policy that is being converted.

NOTE: An original date policy Reissue will not be treated as a continuation of the original policy. It will be treated as a new policy and the original policy will be treated as Not Taken. All premiums previously paid to RGA RE for the original policy will be refunded to the CEDING COMPANY. All premiums will be due on the new policy from the original issue date of the old policy.

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                                       12

                                   ARTICLE XI

                                    LIABILITY

A. This is an Agreement solely between RGA RE and the CEDING COMPANY. In no instance will anyone other than RGA RE or the CEDING COMPANY have any rights under this agreement, and the CEDING COMPANY will be and remain solely liable to any insured, policyowner, or beneficiary under any policy reinsured hereunder.

B. The liability for all automatic reinsurance accepted by RGA RE under this Agreement will commence simultaneously with that of the CEDING COMPANY.

C. RGA RE will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement unless conditions for automatic coverage under Article I of this Agreement are met.

D. Liability for all reinsurance submitted facultatively to RGA RE will commence when all of the following conditions have been met:

         1. RGA RE'S offer has been accepted and the CEDING COMPANY has properly documented its records to reflect this acceptance, and

         2. The policy has been delivered and paid for in accordance with the CEDING COMPANY'S procedures, and

         3. No more than one-hundred twenty (120) days have elapsed from the date of RGA RE'S final offer to the policy delivery date, unless RGA RE explicitly states in writing that the final offer is extended for some further period of time, or if a misunderstanding, error or oversight occurs as indicated in
                  Article VI.

E. The liability of RGA RE for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY'S contractual liability under the terms of its policies.

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                                       13

                                   ARTICLE XII

                                     CLAIMS

A. Prompt notice of a claim must be given to RGA RE. In every case of loss, copies of the proofs obtained by the CEDING COMPANY will be taken by RGA RE as sufficient. Copies thereof, together with proof of the amount paid on such claim by the CEDING COMPANY will be furnished to RGA RE when requesting its share of the claim. RGA RE shall pay its share of all payable claims, however, if the amount reinsured with RGA RE is more than the amount retained by the CEDING COMPANY, and the claim is contestable, all papers in connection with such claim, including all underwriting and investigation papers, must be submitted to RGA RE for its recommendation in a timely manner.

B. The CEDING COMPANY will notify RGA RE of its intention to contest or deny, settle, compromise, or litigate a claim. Unless it declines to be a party to such action, RGA RE will pay its share of any settlement, including interest, up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, including legal fees, except as specified below.

         If RGA RE declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, including interest, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses, including legal fees, incurred to the date it notifies the CEDING COMPANY it declines to be a party.

         In no event will the following categories of expenses or liabilities be reimbursed:

         1. Routine in-house investigative or administrative expenses, except for outside investigation expenses related to contestable claims;

         2. Salaries of employees or other internal expenses of the CEDING COMPANY or the original issuing company.

         3. Extra contractual damages, including punitive and exemplary damages;

         4. Expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

C. If the amount of insurance changes because of a misstatement of rate classification, RGA RE'S share of reinsurance liability will change proportionately.

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                                       14

                                  ARTICLE XIII

                                   ARBITRATION

A. It is the intention of RGA RE and the CEDING COMPANY that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If RGA RE or the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B. To initiate arbitration, either the CEDING COMPANY or RGA RE will notify the other party by Certified Mail of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be arbitrators who will be current or former officers of life insurance companies other than the contracting companies or their affiliates. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty days of their appointment, each of the arbitrators will nominate three individuals. Each arbitrator will then decline two of the nominations presented by the other arbitrator. The third arbitrator will then be chosen from the remaining two nominations by drawing lots.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article. Therefore, at no time will either the CEDING COMPANY or RGA RE contact or otherwise communicate with any person who is to be or has been designated as a candidate to serve as an arbitrator concerning the dispute, except upon the basis of jointly drafted communications provided by both the CEDING COMPANY and RGA RE to inform the arbitrators of the nature and facts of the dispute. Likewise, any written or oral arguments provided to the arbitrators concerning the dispute will be coordinated with the other party and will be provided simultaneously to the other party or will take place in the presence of the other party. Further, at no time will any arbitrator be informed that the arbitrator has been named or chosen by one party or the other.

E. The arbitration hearing will be held in New York State on the date fixed by the arbitrators. In no event will this date be later than six
         (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish prearbitration procedures as warranted by the facts and issues of the particular case. At least ten
         (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. The party initiating the arbitration will have the burden of proving its case by a preponderance of the evidence. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be borne by the losing party unless the arbitrators decide otherwise.

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                                       15

                                   ARTICLE XIV

                                   INSOLVENCY

A. In the event of the insolvency of the CEDING COMPANY, all reinsurance made, ceded, renewed, or otherwise becoming effective under this Agreement shall be payable by RGA RE directly to the CEDING COMPANY or to its liquidator, receiver, or statutory successor on the basis of the liability of the CEDING COMPANY under the contract or contracts reinsured without diminution because of the insolvency of the CEDING COMPANY.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will immediately give written notice to RGA RE of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, RGA RE may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expense incurred by RGA RE will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by RGA RE. Where two or more reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expense will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either RGA RE or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid.

D. In the event of the insolvency of RGA RE and the appointment of receives therefor, the liability of RGA RE shall not terminate but shall continue with respect to the reinsurance ceded to RGA RE by the CEDING COMPANY prior to the date of such insolvency or appointment, and the CEDING COMPANY shall have a security interest in any and all sums held by or under deposit in the name of RGA RE.

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

                                   ARTICLE XV

                                RIGHT TO INSPECT

RGA RE may at all reasonable times inspect the CEDING COMPANY'S original papers, records, books, files, etc., relating to the business reinsured under this Agreement.

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                                       17

                                   ARTICLE XVI

                              DURATION OF AGREEMENT

A. This Agreement may be terminated as to new reinsurance at any time by either party giving ninety (90) days written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party will be the first day of the ninety (90) day period.

B. During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

C. RGA RE and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of this Agreement.

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                                       18

                                  ARTICLE XVII

                               BACKDATING POLICIES

The policies that are eligible for reinsurance under this Agreement may be backdated to save age no more than six months prior to the effective date of this Agreement.

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                                       19

                                  ARTICLE XVIII

                INCREASING NET AMOUNT AT RISK POLICIES AND RIDERS

A. Whenever the insured has the option to increase life coverage at future date(s) without additional underwriting, and these increasing risks will be automatically reinsured under this Agreement, the following provisions will apply:

         1. A 20-year projection of future increases will be provided at issue of base policy.

         2. The ultimate amount plus current inforce in all companies must not exceed the jumbo limit as shown in Exhibit D.

         3. The ultimate amount to be reinsured must not exceed the binding limits as shown in Exhibit D.

         4. The projection of total future retention divided by total future net amount at risk will establish the proportion of risk to reinsure in all years.

         5. If the insured should lose the option to automatically increase coverage and the policy will no longer increase as originally projected, the CEDING COMPANY can switch to reinsuring on an excess versus proportionate basis and keep their retention in effect at that time.

B. For policies of this type which will be reinsured facultatively, the CEDING COMPANY has the responsibility for clearly identifying the current and ultimate net amounts at risk in order for RGA RE'S underwriters to underwrite both net amounts at risk. The ultimate net amount at risk reinsured must never exceed the amount of RGA RE'S offer.

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                                       20

                                   ARTICLE XIX

                             EXECUTION OF AGREEMENT

In Witness of the above,

                     SECURITY EQUITY LIFE INSURANCE COMPANY

                                       of

                                Armonk, New York

                                       and

                             RGA REINSURANCE COMPANY

                                       of

                              St. Louis, Missouri,

Have by their respective officers executed and delivered this Agreement in duplicate on the dates indicated below, with an effective date of August 1, 1996.

SECURITY EQUITY LIFE INSURANCE COMPANY

By:    /s/ Judith A. Maron                   By: /s/ L. Pieroni
       ---------------------------               ------------------------------

Title: 2nd Vice President                    Title: VP & CFO

Date:  7/8/97

RGA REINSURANCE COMPANY

By:    /s/ Charles E. Launer
       ---------------------------

Title: Vice President

Date:  5/27/97

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

                                    EXHIBIT A

                               RETENTION SCHEDULE

The CEDING COMPANY'S Retention is $125,000 per life.

The CEDING COMPANY will over-retain up to $25,000 to avoid the necessity of reinsuring modest amounts of insurance.

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

                                    EXHIBIT B

                             POLICY PLANS REINSURED

                            Effective August 1, 1996

             GROUP FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE CONTRACT
                             (Form 60000) (LCL1 Gr)

          GROUP LIFE INSURANCE CONTRACT, FLEXIBLE PREMIUM VARIABLE LIFE
                             (Form 60007) (LCLI NY)

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE CONTRACT
                             (Form 60002) (LCLI Ind)

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE CONTRACT
                             (Form 60006) (LCL2 Ind)

                        SUPPLEMENTAL TERM INSURANCE RIDER
                                 (Form 6080200)

             JOINT & LAST SURVIVOR SUPPLEMENTAL TERM INSURANCE RIDER
                                 (Form 6080300)

                           JOINT & LAST SURVIVOR RIDER
                                 (Form 6080100)

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                                    EXHIBIT C

                                    PREMIUMS

Single Life Plans

         The consideration payable to RGA RE for this coverage shall be based on the applicable rate from the attached Rate Table C-1, multiplied by the applicable pay percentage shown below:

                                                  Policy Years
                                            -----------------------
                                            1-10               11+
FULL UNDERWRITING

         Nonsmoker                           85%               100%
         Smoker                              90%               100%

SIMPLIFIED UNDERWRITING

         Nonsmoker                           98%               115%
         Smoker                             104%               115%

GUARANTEED ISSUE

         Nonsmoker                          145%               145%
         Smoker                             145%               145%

         The reinsurance premium rates for policies issued on a Guaranteed Issue basis will revert to the Fully Underwritten attained age rate at the end of the 20th policy year or age 65, whichever is later.

Joint Life Plans

         The consideration payable to RGA RE for this coverage shall be based on the applicable rates from the attached Rate Table C-1, Frasierized as shown in Exhibit C-1a.

         All policy fees will be retained by the CEDING COMPANY.

         For substandard table ratings, premiums will be increased by 25 % per table.

         The premium will be increased by any flat extra premium charged the insured on the face amount initially reinsured, less total allowances in the amount of 100% of any first year permanent (payable 6 years or more) extra or 20% of any first year temporary flat extra premium, and 20% of any renewal flat extra premium.

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

                         SECURITY EQUITY LIFE INSURANCE

                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                 MALE NON-SMOKER
                                 ISSUE AGE 20-85

                         SECURITY EQUITY LIFE INSURANCE

                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                   MALE SMOKER
                                 ISSUE AGE 20-85

                         SECURITY EQUITY LIFE INSURANCE

                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                FEMALE NON-SMOKER
                                ISSUE AGE 20- 85

                         SECURITY EQUITY LIFE INSURANCE

                                 MORTALITY RATES
                             VARIABLE UNIVERSAL LIFE
                                  FEMALE SMOKER
                                ISSUE AGE 20- 85

                                  EXHIBIT C-la

                          JOINT LAST SURVIVOR PREMIUMS

1. The premiums for this business shall be calculated using the Frasier method and the single life rates included in Rate Table C-1. The single life rates shall be adjusted for substandard mortality by adding 25 % per underwriting table and any flat extra charges to the appropriate single life rate. The substandard single life rates shall not exceed $950 per thousand.

2. The single life rates calculated as described in Section 1 above shall be converted to joint last survivor rates using the methodology described in Section 3 below.

3.       Method for Calculating Joint Last Survivor Premiums

Definition of Terms:

         (a) Qx,n = single life rate per thousand in duration n for an insured whose policy was issued at issue age x

         (b) Qx,y,n = joint last survivor rate per thousand in duration n for two insureds whose policies were issued at issue ages x and y

Step 1

Calculate the probability of death for each insured for durations 1 to n.

qx,n = Qx,n divided by 1000.

Step 2

Calculate the probability of survival from issue to durations (n-1) and n.

px,n = (1-qx,1) x (1-qx,2) x...x (1-qx,n).

Step 3

Calculate the probability of at least one insured surviving to durations (n-1) and n.

px,y,n = px,n + py,n - ((px,n) x (py,n))

Step 4

Calculate the probability of the last insured dying in duration n qx,y,n = ((px,y,n-1) - (px,y,n)) / (px,y,n-1)

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                            EXHIBIT C-1a (Continued)

Step 5

Convert the probability of the last death to a rate per thousand and adjust the rate to reflect the risk of heartbreak factor mortality and joint accidental death.

Qx,y,n  =     qx,y,n x 1000 + 0.10

Step 6

Apply the minimum rate test.

Reinsurance premium = maximum of Qx,y,n and 0.15

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

                                    EXHIBIT D

                                     LIMITS

FOR INSURANCE COVERAGE ISSUED UNDER THE CEDING COMPANY'S GUARANTEED ISSUE PROGRAM AND SIMPLIFIED ISSUE PROGRAM

         PARTICIPATION PERCENTAGES

                           RGA RE'S Percentage of Participation:

                                       40%

         PARTICIPATION PERCENTAGES FOR AUTOMATIC INCREASES

                  Until CEDING COMPANY has retained its stated retention

                           CEDING COMPANY'S Percentage of Participation:

                                       0%

                           RGA RE'S Percentage of Participation:

                                       40%

         AUTOMATIC BINDING LIMITS

         The CEDING COMPANY agrees not to automatically bind RGA RE when the amount to be ceded to RGA RE exceeds the following limits:

Initial:                  $   950,000
With Increases:           $ 1,350,000

         AUTOMATIC ISSUE LIMITS

             The amount issued on any case ceded automatically shall not exceed the following limits:

Business issued by CEDING COMPANY:       $ 2,500,000
             With Increases:             $ 3,500,000

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                                    EXHIBIT D

                               LIMITS (Continued)

FOR FULLY UNDERWRITTEN AUTOMATIC AND FACULTATIVE ISSUES

         RGA RE'S PARTICIPATION PERCENTAGE

                  RGA RE will reinsure 40% of the excess over the CEDING COMPANY'S retention up to the limits stated below.

         AUTOMATIC BINDING LIMIT

         The CEDING COMPANY agrees not to automatically bind RGA RE when the amount to be ceded through the Pool exceeds the following limits:

                 Standard
   AGE         Tables A - G        Tables H - P
   ---         ------------        ------------
 0 - 60        $ 3,950,000         $ 2,950,000

61 - 80        $ 2,950,000         $   950,000

AUTOMATIC ISSUE LIMIT

         The amount issue (amount applied for plus amounts already in force with the CEDING COMPANY) on any case ceded automatically shall not exceed the following limits:

                 Standard
   AGE         Tables A - G        Tables H - P
   ---         ------------        ------------
 0 - 60        $ 10,000,000        $ 5,000,000

61 - 80        $  5,000,000        $ 2,500,000

JUMBO LIMIT

         A Jumbo risk is one where the amount of insurance already in force and applied for on the risk in all companies exceeds the following limit:

                                   $25,000,000

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                                    EXHIBIT E

                            STATEMENT SPECIFICATIONS

The following information should appear on each Self-Administered statement and In-Force listing sent to RGA RE.

         -    Name of the insured(s)

         -    Date of birth of the insured(s)

         -    The issue age of each insured(s)

         -    The sex of the insured(s)

         -    The insured's state/country of residence

         -    Underwriting Classification

         -    Smoking Class

         -    Indication if business is Facultative or Automatic

         -    Indication if business is YRT or Coinsurance

         -    Policy number(s)

         -    Plan Code (Kind Code)

         -    Face Amount of the policy(s)

         -    Amount(s) ceded to RGA RE

         -    Amount of premium being paid; separated for Life, WP, ADB, etc.

         -    The amount of any reinsurance premium allowances

         -    Extra premiums concerned - Example: $5 / 1000 / 5 YRS

         - Effective date and duration of any policy(s) change, reissue, or termination

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

                                    EXHIBIT F

                              SAMPLE POLICY EXHIBIT

POLICY SUMMARY                        NUMBER OF        REINSURANCE
CLASSIFICATION                        POLICIES            AMOUNT
--------------                        --------            ------
Inforce as of Last Report                878         $410,220,973.00

New Issues                                 2         $    516,666.00
Reinstatements                             3         $    483,334.00
Increases                                            $    500,000.00
Decreases - Still Inforce                            $    133,332.00
Rollover - In                              0         $          0.00

Deduct By:
         Death                             0         $          0.00
         Surrender                         1         $    250,000.00
         Lapse                             4         $  1,000,001.00
         Conversion - Out                  0         $          0.00
         Decreases - Cancellation          3         $    299,999.00
         Inactive - Pending                0         $          0.00
         Not Taken                         0         $          0.00

INFORCE AS OF CURRENT REPORT             875         $410,037,641.00

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

                                    EXHIBIT G

                           GUARANTEED ISSUE GUIDELINES

In order to be considered for Guaranteed Issue, the following guidelines apply:

1.       Minimum of 25 lives.

2. Insured must be actively at work for a minimum of 500 hours semi-annually, and have not been hospitalized or absent from work for medical reasons for five or more consecutive days in the past 3 months at the time of issue.

3. Coverage must be formula driven. That is, based on a compensation or retirement benefit. For aggregate funding the face amount is often a function of the 7 pay limits where all insureds have the same face amount or the same premium.

4. 100% participation based on a clearly defined class of employees. This true of executive carve out plans but not necessarily true for aggregately funded benefit liability plans where the company will often not include the smokers in the group of insureds.

5. Owner of the policy must either be a United States citizen or a corporation domiciled in the United States. The insured must be a citizen of the United States. The beneficiary must be an entity in the United States or a citizen of the United States.

6. The initial guaranteed issue limit will be determined based upon the facts of the case. The automatic limit will generally be the number of insureds times $15,000, up to a maximum of $2,500,000.

7. Annual increase limit of 20% that includes compensation-related and promotional increases.

8.       Maximum issue age is 65.

9. The cumulative increases in death benefit must not exceed the smaller of the initial face amount or $1,000,000.

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AUTOMATIC AND FACULTATIVE YEARLY RENEWABLE AGREEMENT
#9382807